Exhibit 99.2

Supernova Partners Acquisition Company, Inc. Announces Closing

of Upsized $402.5 Million Initial Public Offering, Including Full Exercise of the

Underwriters’ Over-Allotment Option

October 23, 2020

Washington, D.C. – (PRNewswire) – Supernova Partners Acquisition Company, Inc. (“Supernova”) announced today the closing of its initial public offering of 40,250,000 units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in gross proceeds of $402,500,000.

Supernova is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Supernova intends to partner with an advantaged growth company that benefits from thematic shifts and tech-enabled trends with a large addressable market, competitive differentiation and a transparent corporate culture anchored in strong values.

Supernova is led by Spencer Rascoff, a serial entrepreneur who co-founded Hotwire and Zillow and who led Zillow as CEO for nearly a decade; Alexander Klabin, an investor and entrepreneur who co-founded Senator Investment Group; Robert Reid, an investor who worked for 21 years at Blackstone in its Private Equity Group; and Michael Clifton, an investor who was most recently a senior investment professional at The Carlyle Group.

The units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SPNV.U” on October 21, 2020. Each unit consists of one share of Supernova’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “SPNV” and “SPNV WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

J.P. Morgan Securities LLC and Jefferies LLC served as book runners for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 866-803-9204

Email: prospectuseq_fi@jpmchase.com

or

Jefferies LLC

Attention: Equity Syndicate Prospectus Department

520 Madison Avenue, 2nd Floor

New York, NY 10022

Telephone: 1-877-821-7388

Email: Prospectus_Department@Jefferies.com

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Supernova, including those set forth in the Risk Factors section of Supernova’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Supernova undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Katie Curnutte

Email: Katie@supernovaspac.com

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